EXHIBIT 16.1

June 5, 2013

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

RE:           United-Guardian, Inc. CIK# 0000101295

Dear Sir or Madam:

Effective as of June 1, 2013 we are the successor to Holtz Rubenstein Reminick LLP (“HRR”), which was the independent registered public accounting firm of United-Guardian, Inc. (the “Company”).

We have read the statements made by the Company pursuant to Item 4.01 of Form 8-K, which we understand will be filed with the Securities and Exchange Commission as part of the Form 8-K dated June 5, 2013. We agree with the Company’s statements concerning HRR and our Firm in such Form 8-K.

Sincerely,

/s/Baker Tilly Virchow Krause, LLP

BAKER TILLY VIRCHOW KRAUSE, LLP